FOR IMMEDIATE RELEASE	FOR: CONTACT:	Interpool, Inc. James F. Walsh (609) 452-8900 www.interpool.com PRESS RELEASE

INTERPOOL ANNOUNCES PRIVATE SALE OF
NOTES AND WARRANTS

PRINCETON, NJ, September 14, 2004 - Interpool, Inc. announced today that it has sold $150 million total principal amount of a new series of 6% notes due 2014 in a private transaction with four investors consisting of Goldman, Sachs & Co., Greywolf Capital Management, Caspian Capital Advisors, LLC and Riva Ridge Capital Management.  In connection with the sale of the notes, Interpool also issued to the investors warrants exercisable for approximately 8.3 million shares of Interpool's common stock at an exercise price of $18 per share.  The sale of the notes and warrants was consummated on September 14, 2004.   Interpool also entered into agreements with the investors to file registration statements with the SEC, for their benefit, with respect to the notes and the warrants.

Of the $150 million in total proceeds from the transaction, Interpool used $49 million to repurchase Interpool 7.35% notes due 2007 and 7.20% notes due 2007 that were held by the four investors.  The remaining proceeds from the sale of the 6% notes due 2014 will be used for general corporate purposes, including, but not limited to, the purchase of equipment, retirement of debt, acquisitions and/or working capital.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool, Inc. said, "I am pleased with the transaction for two reasons.  First of all, the attractive interest rate on the long-term debt portion is extremely competitive. This timely addition of liquidity will enable us to participate more efficiently and securely in a robust leasing market while continuing to pursue our longer-term strategic objectives.  Second, the forward equity sale aspect of the transaction is particularly attractive; upon exercise of all of the warrants, it will result in $150 million of equity for Interpool.” The company will hold a conference call on Wednesday, September 15, 2004 at 3:30 PM Eastern Daylight Time. Interested investors should call 1-888-823-7457 ten minutes prior to the time of the conference call. Callers from outside North America please call 1-973-582-2718 and hold for a live operator. Identify yourself and your company and inform the operator that you are participating in the Interpool Investor Update Conference Call. If you are unable to access the Conference Call at 3:30 PM, please call 1-973-341-3080 to access the taped digital replay. To access the replay, please call and enter the digital pin #5184151. This replay will first be available at 5:30 PM on September 15th and will be available until Wednesday, September 29th at 11:59 PM Eastern Daylight Time.

Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. It is the world's largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note:  This press release and other press releases and information can be viewed at the Company's website at www.interpool.com.